Exhibit 99.1

JBS S.A. has filed with the Brazilian Securities Commission (Comissão de Valores Mobiliários) the following Material Fact with information about its corporate reorganization. A registration statement on Form F-4 with respect to the transaction described has been filed with the SEC with the file number 333-273211.

MATERIAL FACT

JBS PROPOSES DUAL LISTING

IN BRAZIL AND THE UNITED STATES

JBS S.A. (“JBS S.A” or the “Company” – B3: JBSS3, OTCQX: JBSAY) hereby informs its shareholders and the market, in accordance with the terms of article 157, paragraph 4 of Law No. 6,404/76, article 2 of Resolution CVM no. 44/21 of the Brazilian Securities Commission (Comissão de Valores Mobiliários - CVM) (“CVM”) and CVM Resolution No. 80/22, that the Company will propose to its shareholders the approval of a dual listing structure of its shares in the stock market, which will aim to expand its investment capacity for the Company’s expansion and increase the access of institutional and retail investors to shares representing JBS’s consolidated operations.

The main purposes of the dual listing strategy are to:

(i)	Adapt JBS’s corporate structure to the global and diversified profile of the Company’s operations;

(ii)	Potential unlocking of the value of the Company’s shares; and

(iii)	Expand investment capacity to strengthen the conditions for growth and competition with global competitors.

The dual listing will make it possible for JBS Group to:

(i)	Further strengthen the corporate governance;

(ii)	increase its visibility among the global investor community, thereby increasing the comparability with its main peers;

(iii)	Broaden the access to a wider base of investors;

(iv)	Increase the flexibility to use equity as source of funding, paving the way to fundraising through issuing shares and, consequently, reduce the need to incur in debt to support growth; and

(v)	Reduce cost of capital.

The proposal to be submitted to the Company’s shareholders is to promote a dual listing in Brazil and in the United States, using JBS N.V.1, an entity incorporated under the laws of the Netherlands, as listed entity. At the CVM, JBS N.V. will be registered as a foreign issuer to have Brazilian Depositary Receipts – BDRs Level II listed on B3, representing its Class A Shares (as defined below). At the Securities and Exchange Commission (SEC), JBS N.V. will be registered as a foreign issuer (Foreign Private Issuer – FPI) in order to have its Class A Shares listed on the NYSE (“Dual Listing”).

When completed, the transaction will not alter in any respect the current operational and management structure of JBS S.A., in such way that operating assets, employees, financial flows and logistic chains will remain where and how they operate currently.

[1]

JBS N.V. is currently named JBS B.V. and will, prior to the completion of the transaction, have its current corporate form of a private limited liability company under Dutch law (Besloten Vennootschap - B.V.) converted into a public limited liability company under Dutch law (Naamloze Venootschap - N.V.).

Mechanics of the Dual Listing

The Dual Listing will be carried out through the merger, by JBS Participações Societárias S.A. (“JBS Participações”), of all shares issued by JBS S.A. and not indirectly held by the controlling shareholders on the date of closing (“Merger of Shares”), having as consideration the delivery to the shareholders of JBS S.A. as of such date (except for JBS Participações) of one mandatorily redeemable preferred share issued by JBS Participações (“Redeemable PNs”), for every two JBS S.A. Common Shares, which will be immediately redeemed through the delivery, to its holders, of BDRs representing Class A Shares issued by JBS N.V. (“BDRs”).

JBS Participações is a Brazilian company wholly owned by JBS N.V. which, immediately before closing of the Dual Listing, will hold all shares issued by JBS S.A. currently held by its controlling shareholders (48.8%). Immediately upon completion of the Dual Listing, the Class B Shares (as defined below), without prejudice to the effects of the Class A Conversion, held by the controlling shareholders will correspond to approximately 55% of their interest in the capital of JBS N.V. and 25,57% of its total capital and the Class A Shares held by the controlling shareholders will correspond to approximately 45% of their interest in the capital of JBS N.V. and 20,89% of its total capital.

The Merger of Shares will be voted on at an Extraordinary General Meeting of JBS S.A. (“EGM”) to be called in due course. Additionally and subject to the approval of the Merger of Shares, the EGM will decide on the declaration of dividends in favor of the shareholders of JBS S.A. as of the date the EGM occurs, in the estimated amount, but subject to market conditions, of R$1.00 per share (“Dividends”), totaling the amount of R$2,218,116,370.00 (two billion, two hundred eighteen million, one hundred sixteen thousand, three hundred seventy dollars).

The management of JBS S.A. has approved the distribution of the Dividends linked to the Dual Listing given the strategic relevance of the transaction to serve as a source of resources for the eventual taxation incurred by certain shareholders.

Upon the implementation of the Dual Listing, the capital structure of JBS N.V. will be composed of three classes of shares, namely:

(i) Class A common shares, which will be listed on a stock exchange in the United States and will grant the right to one vote per share at JBS N.V.’s general meeting of shareholders (“Class A Shares”);

(ii) Class B common shares, which will not be admitted to trading on the stock exchange in the United States or any other organized market, which will grant the right to ten votes per share at JBS N.V.’s general meeting of shareholders (“Class B Shares”) and will be convertible into Class A Shares and Conversion Shares (which are not to be held by anyone other than JBS N.V., as described below), in the proportion of one Class A Share and one Conversion Share per each Class B Share. The Class B Shares will be convertible into Class A Shares, at any time, in the proportion of a Class A Share for each Class B Share converted; and

(iii) Conversion shares, which will not be admitted to trading on the stock exchange in the United States or in any other organized market (“Conversion Shares”) and which purpose is solely to facilitate, pursuant to Dutch Law, the conversion of Class B Shares into Class A Shares.

The Class A Shares and Class B Shares will have the same economic rights. Conversion Shares are shares to be held exclusively by JBS N.V. (as a result of which the voting rights attached to such shares will be suspended and these shares are disregarded for the purpose of dividend distributions) and necessary so that the conversion of Class B Shares into Class A Shares does not result in a capital reduction of JBS N.V., as these two classes of shares have different nominal values. Following a conversion of Class B Shares into Class A Shares and Conversion Shares, the Conversion Shares will be acquired by JBS N.V. against no consideration. More details about JBS N.V. and the rights to which the holders of Class A Shares, Class B Shares and BDRs will be entitled will be disclosed in the EGM call documents, that will be disclosed by JBS S.A. in due time.

The BDRs will be issued within a “Sponsored Level II BDR Program” registered before CVM and will be traded on B3. JBS N.V. will request, before CVM and B3, the registration of the Level II BDRs Program and its registration as a foreign issuer with the CVM.

Upon closing of the Dual Listing and for a limited period of time which will end on December 31, 2026 (the “Class A Conversion Period”) the shareholders of JBS S.A., who are entitled to one or more BDRs at the opening of the first day of trading of BDRs on B3 as a result of the implementation of the Dual Listing (“Eligible Shareholder”), may request to cancel their BDRs and subsequently convert their Class A Shares into Class B Shares, in the ratio of one Class A Share for one Class B Share (“Class A Conversion”). The Class A Conversion will be limited in the case of the Eligible Shareholders, to 55% of the amount of Class A Shares (represented by BDRs, not including any fractional JBS N.V. BDRs) attributed to each Eligible Shareholder as a result of the Dual Listing (“Conversion Threshold”).

During the quarter preceding the closing of the Conversion Period, i.e., the fourth quarter of 2026 (“Last Conversion Quarter”), the Conversion Threshold will not apply, but if the total number of Class A Shares subject to conversion requests by Eligible Shareholders during the entire Class A Conversion Period, if fulfilled, results in a Free Float2 of JBS N.V. below 20% of the total number of outstanding shares of JBS N.V. (“Minimum Free Float”), then the Class A Shares to which the conversion requests submitted during the Last Conversion Quarter pertain shall be reduced on a pro rata basis among the Eligible Shareholders who submitted such requests, in order to comply with the Minimum Free Float.

JBS S.A. controlling shareholders (through LuxCo) may, during the Class A Conversion Period, request the conversion of all or a portion of the Class A Shares held by LuxCo into Class B Shares, whereby the Conversion Threshold and the Minimum Free Float do not apply.

In the context of the Dual Listing, the existing American Depositary Receipts program of JBS S.A. will be discontinued.

After the completion of the Dual Listing, JBS S.A. will preserve its personality and equity, with no legal succession.

[2]	Free Float consists exclusively of Class A Shares held by non-controlling shareholders.

Corporate Structure Before and After the Dual Listing

Current Simplified Corporate Structure	Simplified Corporate Structure After the Dual Listing[4]

1.	The boxes below JBS S.A. represent business units that are consolidated directly or indirectly by JBS S.A.

2.	Class B Shares grant 10 votes each in JBS N.V.’s shareholders meetings. Class A shares grants 1 vote each in JBS N.V.’s shareholders meetings.

3.	JBS holds 82% of Pilgrim’s Pride shares.

4.	Upon closing of the Dual Listing, shareholders will have the right to cancel their BDRs and convert their Class A Shares into Class B Shares, pursuant to the Class A Conversion.

Exchange Ratios

The exchange ratio (i) of the shares issued by JBS S.A. held by controlling shareholders for Class A Shares and Class B Shares of JBS N.V. will be one Class A Share or one Class B Share for every two common shares issued by JBS S.A.; (ii) of the shares issued by JBS S.A. for the Redeemable PNs issued by JBS Participações will be one Redeemable PN for every two common shares issued by JBS S.A., and (iii) of the Redeemable PNs issued by JBS Participações for BDRs, will be one Redeemable PN for one BDR.

Each BDR will be backed by 1 (one) Class A Share.

Cancelling BDRs

The shareholders of JBS S.A. who wish to directly hold Class A Shares, after receiving the BDRs backed by Class A Shares, may undo them upon instructions to B3 through their respective custody agents. JBS S.A. will timely disclose the information regarding the process to be followed to cancel the BDRs.

Conditions for Completion of the Dual Listing

In addition to the necessary corporate approvals, including approval of the Dual Listing at the EGM, the material and non-waivable conditions that must be satisfied to complete the Dual Listing are set forth below, in chronological order:

(i)	Before the EGM is called:

•

The registration statement filed with the SEC on Form F-4 to effect the registration of the Class A Shares, and of the Class B Shares under the Securites Act shall have become effective prior to the date the EGM is called.

(ii)	Before the completion of the Dual Listing:

•	Class A Shares shall be approved for listing and trading on the NYSE.

•

The approval of the Sponsored BDR Level II Program by CVM and the admission to trading of BDRs by B3 (and, as a condition for such approval, the registration of JBS N.V. as a foreign issuer by the CVM).

If any of the aforementioned conditions is not fulfilled, the transaction will not be carried out, and all resolutions approved and/or the acts performed within the scope of the intended Dual Listing will be null and void, with the status quo ante maintained by JBS S.A., JBS Participações and JBS N.V.

Absence of Withdrawal Rights

The Merger of Shares will not entitle the shareholders of JBS S.A. to withdrawal rights, considering that the shares of JBS S.A. have liquidity and dispersion, pursuant to article 137 of the Brazilian Corporate Law and CVM regulations.

Timeline for Completion

Completion of the transaction depends on several factors beyond the control of JBS N.V., JBS Participações and JBS S.A., and it is not possible to accurately estimate if and when the Dual Listing will be completed. However, JBS S.A., JBS Participações and JBS N.V. will endeavor their best efforts to conclude the Dual Listing by December 31, 2023.

Absence of Listing of JBS N.V. in Novo Mercado

Due to legal impediment to the admission to trading of BDRs or shares issued by JBS N.V. on B3’s Novo Mercado, the completion of the Dual Listing is subject to approval by the majority of non-controlling holders of common shares issued by JBS S.A. present at the EGM, pursuant to the sole paragraph of article 46 of the Novo Mercado Regulations. Accordingly, after the Dual Listing, JBS S.A. will no longer have its shares listed on B3, and JBS N.V. will have its BDRs admitted to trading on B3 after obtaining its registration as a foreign issuer with the CVM.

Access to Information and Documents

JBS S.A. will keep its shareholders and the market informed about the Dual Listing, under the terms of the applicable regulations.

Additional information may be obtained from the Investor Relations Department of JBS S.A., by email ri@jbs.com.br, telephone +55 (11) 3144-4146, at Avenida Marginal Direita do Tietê, 500, Bloco I, 3º Andar, CEP 05118-100, São Paulo - SP or on the website of JBS S.A. (https://ri.jbs.com.br/).

No Offer or Request

This Material Fact is for informational purposes and does not constitute an offer to sell or the solicitation of an offer to purchase any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such an offer, solicitation or sale would be illegal in the absence of registration or qualification under the securities laws of such jurisdiction.

São Paulo, July 12, 2023.

Guilherme Perboyre Cavalcanti

Global CFO and Investor Relations Officer

Statements contained in this Material Fact (or the documents it incorporates by reference) that are not facts or historical information may be forward-looking statements. These forward-looking statements may, among other things, include statements about the proposed transaction involving JBS N.V. and JBS S.A.; beliefs related to the creation of value as a result of the proposed transaction involving JBS N.V. and JBS S.A.; the intended timeline for completion of the operation; benefits and synergies of the operation; and any other statements regarding the future beliefs, expectations, plans, intentions, financial condition or performance of JBS N.V. and JBS S.A. In some cases, terms such as “estimate”, “project”, “anticipate”, “plan”, “believe”, “may”, “expect”, “anticipate”, “intend”, “planned”, “potential”, “could”, “will” and similar terms, or the negative of these expressions, may identify forward-looking statements. These forward-looking statements are based on the expectations and beliefs of JBS N.V. and JBS S.A. about future events and involve risks and uncertainties that could cause actual results to differ materially from current results.

ADDITIONAL INFORMATION FOR US INVESTORS: This material fact is being released in respect of the proposed transaction. In connection with the proposed transaction, JBS B.V. (to be renamed “JBS N.V.” upon its conversion into a public limited liability company (naamloze vennootschap) under Dutch law, at a future date) has filed a registration statement on Form F-4 (“Form F-4”) containing a prospectus with the Securities and Exchange Commission (the “SEC”). Additionally, JBS B.V. (or JBS N.V., as the case may be) may file other relevant materials in connection with the proposed transaction with the SEC. Security holders of JBS S.A. are urged to read the Form F-4 and prospectus regarding the proposed transaction and any other relevant materials carefully and in their entirety if and when they become available because they will contain important information about the proposed transaction and related matters. Security holders of JBS S.A. and investors may obtain a copy of the Form F-4, the prospectus, the filings with the SEC that will be incorporated by reference into the prospectus as well as other filings containing information about the proposed transaction free of charge at the SEC’s website (www.sec.gov) or JBS S.A.’s website (https://ri.jbs.com.br/en/) or by contacting JBS S.A.’s Investor Relations department. This material fact does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.